3701 Market St., Suite 442, Philadelphia, PA 19104	215-966-6199

December 5, 2005

Edward Smith 1690 Barnswallow Road Yardley, PA 19067

Nicholas Landekic President & C.E.O. PolyMedix, Inc. 3701 Market St., Suite 442 Philadelphia, PA 19104

Dear Ed:

I am very pleased to offer you the position of Vice President, Finance and Chief Financial Officer at PolyMedix. In this capacity you will serve as the head of and lead all finance and accounting activities at PolyMedix. You will be an officer of the company and a crucial member of the senior management team, and your efforts will be key to PolyMedix’s success.

The principle elements of your offer are as follows:

1.	Commencement Date: Your position will be effective as of January 2, 2006.

2.	Duties and Responsibilities: You will be employed by PolyMedix (the “Company”) as its Vice President Finance & Chief Financial Officer. You will report to the President & Chief Executive Officer (myself) and shall perform such duties as are consistent with your position. You agree to use your best efforts to perform such duties faithfully, to devote substantially all of your working time, attention and energies to the businesses of the Company, and while you remain employed, not to engage in any other business activity that is in conflict with your duties and obligations to the Company.

3.	Stock Option Grant. You will be granted incentive stock options in an amount equal to 250,000 shares of Common Stock at an exercise price of $1.50 per share. These stock options will vest according to the schedule as will be developed and adopted by PolyMedix, which is currently contemplated to be in equal monthly installments over a three year period.

4.	Compensation. You shall receive a base salary of $200,000 per annum. The Board of Directors may also elect to issue you additional Stock Options in the future in amounts to be determined by the Board, with such amounts being based on both your individual and Company performance, to be reviewed annually. Any future Stock Option grants shall vest in sixteen equal installments the last day of each succeeding quarter of each calendar year over a four year period following their grant. You will have an opportunity to earn additional compensation in the form of a bonus depending upon achievement of your

3701 Market St., Suite 442, Philadelphia, PA 19104	215-966-6199

performance goals as established by the C.E.O. and the Compensation Committee. These performance goals will be determined by the C.E.O., and the potential bonus amount(s) are subject to the review and approval of the Compensation Committee of the Board of Directors, but are currently contemplated to be in the range of approximately 25% for your position.

5.	Terms of Stock Options and Restricted Stock; Performance Condition. Each stock option which may be granted in the future (i) will have an exercise price per Share (a) if public, equal to the average of the high and low sales prices on the trading day immediately preceding the date of grant of the option; (b) and if private, equal to the price of stock options as will be determined by the Board of Directors, (ii) will expire upon the earliest of (a) the tenth anniversary of the date of grant, (b) as to unvested options (determined after taking into account those that become vested pursuant to Paragraph 7 below) immediately upon your termination of employment for any reason, provided that if such termination is for “cause” (as defined below), vested options shall terminate immediately upon such termination of employment, and (iii) for tax purposes, will be Incentive Stock Options granted that have not vested will be nontransferable and upon termination of your employment for any reason (subject to the provisions of paragraph 7 below), will be forfeited back to the Company for no consideration. Once vested, the Shares will not be forfeitable, and may be transferred subject to applicable securities laws.

6.	Benefits. You will be provided with such retirement benefits, fringe benefits and insurance coverages as are made available to senior executives of the Company.

7.	Termination. You will be free to resign from the Company at any time, and the Company will be free to terminate your employment at any time. Upon any such termination or resignation, you will be entitled to any amounts earned and payable but not yet paid. In addition, if the Company terminates your employment other than for “cause” or other than by reason of your “disability”, then, in lieu of any other severance benefits otherwise payable under any Company policy, or any other damages payable in connection with such termination, you will be entitled to (i) full vesting of stock options and restricted stock awards previously granted to you, (ii) continued cash payments equal to your base salary cash payments, in a “melt away” manner starting with 12 months of compensation on your first day of employment, and progressively declining to 6 months of compensation at the time of completion of your sixth month of employment, and thereafter, and in any event not less than six months’ worth of cash compensation. Your right to such payments, vesting and/or grants and benefits pursuant to the preceding sentence shall be conditional upon your execution of a customary release of all claims against the Company and its affiliates and representatives in a form satisfactory to the Company. You acknowledge that if your employment terminates (i) by reason of your death, (ii) by the Company on account of your “disability”, (iii) by the Company for “cause”, you will not be entitled to such payments, vesting and/or grants. For purposes of this paragraph 7, the following terms shall have the meanings set forth below:

“Cause” means a finding by the Company that (i) you have committed any act of willful misconduct, including fraud, in connection with your employment with the Company; (ii) you materially breach any provision of this Letter Agreement or the Confidentiality and

3701 Market St., Suite 442, Philadelphia, PA 19104	215-966-6199

Inventorship Agreement; (iii) you fail, refuse or neglect (other than by reason of a physical or mental impairment) to timely perform any material duty or obligation under this Letter Agreement or to comply with any lawful directive of the President & C.E.O., which failure; (iv) you violate any law, rule, regulation or by-law of any governmental authority (state, federal or foreign), applicable to the Company or its affiliates or any material general policy of the Company or its affiliates; (v) you commit an act involving moral turpitude, dishonesty, fraud or breach of the Company’s Code of Professional Ethics or Operating Guidelines in the course of your employment with the Company; or (vi) you are convicted of a crime that constitutes a felony.

“Disability” means a finding by the Company that you have been unable to perform your job functions by reason of a physical or mental impairment for a period of 90 consecutive days or any 90 days within a period of 180 consecutive days.

8.	Confidential Information. You acknowledge and agree that confidential information, obtained by you while employed by the Company, or any of its subsidiaries concerning the business affairs of the Company or any subsidiary of the Company are the property of the Company or such subsidiary (hereinafter, “Confidential Information”). Your employment is conditional upon your signing and abiding by the Company’s Confidentiality and Inventorship Agreement. Part of this agreement includes PolyMedix’s Code of Professional Ethics and Guiding Principles. Breach of any part of this Agreement may be grounds for dismissal for cause. Consequently, you agree that, except to the extent required by applicable law, statute, ordinance, rule, regulation or orders of courts or regulatory authorities, you shall not at any time (whether during or after the your employment) disclose to any unauthorized person or use for your own account any Confidential Information without the prior written consent of the Company, unless and to the extent that the aforementioned matters are or become generally known to and available for use by the public other than as a result of your acts or omissions to act or as required by law. You shall deliver to the Company at the termination of your employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) containing or constituting Confidential Information which you may then possess or have under your control.

9.	Future Cooperation. You agree that upon the Company’s reasonable request following your termination of employment, you will use reasonable efforts to assist and cooperate with the Company in connection with the defense or prosecution of any claim that may be made against or by the Company or its affiliates arising out of events occurring during your employment, or in connection with any ongoing or future investigation or dispute or claim of any kind involving the Company or its affiliates, including any proceeding before any arbitral, administrative, regulatory, judicial, legislative, or other body or agency. You will be entitled to reimbursement for reasonable out-of-pocket expenses (including travel expenses) incurred in connection with providing such assistance.

10.	Indemnification. The Company will indemnify and hold you harmless from and against any and all liabilities, suits, claims, actions, causes of actions, and debts, including legal

3701 Market St., Suite 442, Philadelphia, PA 19104	215-966-6199

fees, arising from and in connection with your employment by the Company and in the performance of your duties for the Company to the maximum extent permitted under the laws of the state of the company’s incorporation.

11.	Key Man Insurance. While you are employed by the Company, the Company may at any time effect insurance on your life and/or health in such amounts and in such form as the Company may in its sole discretion decide. You will not have any interest in such insurance, but shall, if the Company requests, submit to such medical examinations, supply such information and execute such documents as may be required in connection with, or so as to enable the Company to effect, such insurance.

12.	Withholding. The Company shall have the right to withhold from any amount payable to you hereunder an amount necessary in order for the Company to satisfy any withholding tax obligation it may have under applicable law, and may condition the grant, vesting or exercise of any stock-based award on your making arrangements satisfactory to the Company to enable it to satisfy any withholding obligation arising in connection with such grant, vesting or exercise.

13.	Governing Law. The terms of this Letter Agreement, and any action arising thereunder, shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflict of law provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Commonwealth of Pennsylvania.

14.	Waiver. This Letter Agreement may not be released, changed or modified in any manner, except by an instrument in writing signed by you and the Company. The failure of either party to enforce any of the provisions of this Letter Agreement shall in no way be construed to be a waiver of any such provision. No waiver of any breach of this Letter Agreement shall be held to be a waiver of any other or subsequent breach.

15.	Assignment. This Letter Agreement is personal to you. You shall not assign this Letter Agreement or any of your rights and/or obligations under this Letter Agreement to any other person. The Company may, without your consent, assign this Letter Agreement to any successor to its business.

16.	Dispute Resolution. To benefit mutually from the time and cost savings of arbitration over the delay and expense of the use of the federal and state court systems, all disputes involving your employment or this Letter Agreement, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, The Americans With Disabilities Act of 1990, the Civil Rights Act of 1866, the Employee Retirement Income Security Act of 1974, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, and any other federal, state or local laws, rules or regulations, will be resolved by binding arbitration before the American Arbitration Association., JAMS/ENDISPUTE, or any other similar association mutually agreed to by the Company and you Any such arbitration shall be held in Philadelphia. The award of

3701 Market St., Suite 442, Philadelphia, PA 19104	215-966-6199

the arbitrators shall be final and binding and judgment upon the award may be entered in any court having jurisdiction thereof. Except as otherwise provided above, this procedure shall be the exclusive means of settling any disputes that may arise under this Letter Agreement. All fees and expenses of the arbitrators and all other expenses of the arbitration, except for attorneys’ fees and witness expenses, shall be borne by the Company if you prevail, in whole or in part. Each party shall bear its own witness expenses and attorneys’ fees.

17.	Survival. Notwithstanding anything contained herein to the contrary, the provisions of paragraph 10, 11, 12 and 18 shall survive termination of your employment with the Company and its affiliates.

18.	Entire Agreement; No Conflicts. This Letter Agreement supersedes all previous and contemporaneous communications, agreements and understandings, whether oral or written, between you, on the one hand, and the Company or any of its affiliates, on the other hand, and constitutes the sole and entire agreement between you and the Company pertaining to the subject matter hereof. You represent and warrant to the Company that your acceptance of employment and the performance of your duties for the Company will not conflict with or result in a violation or breach of, or constitute a default under any contract, agreement or understanding to which you are or were a party or of which you are aware and that there are no restrictions, covenants, agreements or limitations on your right or ability to enter into and perform the terms of this Letter Agreement.

19.	Counterparts. This Letter Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become a binding agreement when one or more counterparts have been signed by each party and delivered to the other party.

20.	Change in Control. In the event of change of management or change in control, all your unvested stock options shall vest.

Change of Management/Change of Control shall mean each and every issue, sale or other disposition of voting equity securities of the Company that results in any person or group of persons acting in concert (other than any of the current directors, or members of their families, trusts, corporations or legal entities controlled directly or indirectly by the current directors of the Board of Directors), beneficially owning or controlling, directly or indirectly, more than fifty percent (50%) (by number of votes) of the voting equity securities of the Company.

21.	Other Benefits. You shall be entitled to any other benefits as may be provided by the Company, including company-paid holidays and vacation time. Tentatively, the Company intends to provide 4 weeks of paid vacation annually to Officers, subject to approval of human resource policies by the senior management team of the Company.

3701 Market St., Suite 442, Philadelphia, PA 19104	215-966-6199

Please indicate your acceptance of our offer of employment on the terms and conditions outlined above by signing and returning to us one copy of this letter.

Ed, I very much appreciate your interest in PolyMedix, and am greatly looking forward to working together with you and making PolyMedix a tremendous success.

Sincerely yours, Nicholas Landekic President & C.E.O.

AGREED TO AND ACCEPTED BY:

/s/ Edward Smith	Date: 1/3/2006

Edward Smith